Pricing Supplement No. 67 Dated April 23, 1997
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)
                                                    Rule 424(b)(3)
                                             Registration Statement
                   U.S.$5,000,000,000               No. 33-64237

               FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

     Ford Motor Credit Company ("Ford Credit") has designated $200,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below, for sale at a price of 100% of the principal amount. See the accompanying Prospectus and Prospectus Supplement for further information regarding the Floating Rate Notes described in this Pricing Supplement.

Issue Date:              April 29, 1997

Principal Amount:        $200,000,000

Interest Rate Basis:     LIBOR having an
                         Index Maturity of three months
                         plus 16 basis points.

Interest Reset Dates     Quarterly on the 29th day of the months of April,
                         July, October and January beginning July 29, 1997.

Interest Payment Dates:  Quarterly on the 29th day of the months of April,
                         July, October and January beginning July 29, 1997, and at Stated Maturity.

Stated Maturity:         April 29, 2002

Reference Agent:         The Chase Manhattan Bank


The Notes described herein are being offered through the Agents named below, who have agreed to use their best efforts to solicit purchases of such Notes.



          GOLDMAN, SACHS & CO.          MERRILL LYNCH & CO.


          LEHMAN BROTHERS               SALOMON BROTHERS INC